ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF

CREDIT ONE FINANCIAL, INC
(present name)

P99000085574
(Document Number of Corporation (If known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

ARTICLE III CAPITAL STOCK - is changed to read as follows:

     THE MAXIMUM NUMBER OF SHARES OF STOCK THAT THIS CORPORATION
     IS AUTHORIZED TO HAVE OUTSTANDING AT ANY ONE TIME IS
     10,000,000 SHARES OF COMMON STOCK HAVING A PAR VALUE OF
     $0.001 PER SHARE.

ARTICLE VI PREEMPTIVE RIGHTS - IS DELETED

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment's adoption: November 28, 2001

FOURTH: Adoption of Amendment(s) (CHECK ONE)

The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.
Signed this 28th. day of November, 2001

/s/ JAMES H. BASHAW
JAMES H. BASHAW, President